Exhibit 99.1

MARKETAXESS TO ACQUIRE ALGORITHMIC TRADING PROVIDER PRAGMA

Acquisition to accelerate development of quantitative execution algorithms and data-driven analytics for fixed-income

NEW YORK | August 7, 2023 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, has entered into a definitive agreement to acquire Pragma, a quantitative trading technology provider specializing in algorithmic and analytical services in equities, FX and fixed-income.

Pragma’s independent, broker-neutral, multi-asset trading solutions have powered asset managers, hedge funds, broker-dealers, banks, and exchanges around the world. The company’s algorithmic trading platform and quantitative execution solutions provide equities and FX clients with automated, AI driven, multi-asset and multi-market execution solutions. Last year, Pragma handled over $2 trillion of algorithmic order flow in multiple asset classes on behalf of clients across over 50 venues.

Earlier this year, MarketAxess announced the first client algorithmic trade executed across multiple protocols in US credit using Adaptive Auto-X™, the Company’s multi-protocol automated execution solution currently in pilot. In 2020, Pragma introduced a deep neural network-based execution engine that controls the routing, sizing, pricing, and timing of orders, and has shown a robust improvement in execution quality. Pragma’s algorithmic platform and technology team will help MarketAxess accelerate development of execution algorithms and data-driven analytics across all fixed-income products.

Chris Concannon, Chief Executive Officer of MarketAxess, commented, “Our acquisition of Pragma underscores MarketAxess’ commitment to innovating, integrating, and providing our clients with quantitative, AI-powered technology solutions powered by proprietary data designed to simplify and enhance their workflows. In addition to accelerating our leadership in the fixed-income automation and algo space, Pragma’s years of expertise with FX algos provides a unique opportunity for FX hedging solutions for our Emerging Market clients.”

David Mechner, Pragma’s founder and Chief Executive Officer, said “Pragma and MarketAxess share a common mission of using technology and automation to improve trader efficiency and generate superior trading outcomes for investors. MarketAxess’ scale and resources will amplify the results we can deliver for clients with the cutting edge technologies we’ve built – both for our existing clients in equities and FX, and for MarketAxess’ large client network as we continue developing new solutions in fixed-income.”

Nash Panchal, Chief Information Officer of MarketAxess, added, “This acquisition represents a major milestone in our tech story. The Pragma team brings invaluable technology assets and deep expertise in execution algorithms and automation – from high performance workflow solutions to artificial intelligence in trading equities and FX. We look forward to building upon those capabilities to enhance the services we provide our clients in fixed-income.”

The transaction is expected to close in the fourth quarter, subject to the satisfaction of customary closing conditions.

Broadhaven is serving as financial advisor and WilmerHale LLP is serving as legal adviser to Pragma. Weil, Gotshal & Manges LLP is serving as legal advisor to MarketAxess.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

About Pragma

Pragma is an independent, quantitative trading technology provider specializing in algorithmic and analytical services. Pragma’s broker-neutral, multi-asset trading solutions power traditional asset managers, hedge funds, broker-dealers, global banks, and exchanges. For more information, please visit www.pragmatrading.com.

Cautionary Note Regarding Forward-Looking Statements

The press release may contain forward-looking statements, including statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction, including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at, (ii) the failure to satisfy the conditions to the consummation of the transaction, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and (iv) the ability of MarketAxess to successfully integrate Pragma’s operations, product lines, and technology. In addition, please refer to the periodic filings MarketAxess makes with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com